EX-99.23(h)(39)

                         ANTI-MONEY LAUNDERING AGREEMENT

     THIS ANTI-MONEY LAUNDERING AGREEMENT ("Agreement") dated as of September 1, 2006, is entered into by and among Jackson National Life Insurance Company, a Michigan life insurance company ("Jackson"), the JNL Series Trust, the JNL Variable Fund LLC, and the JNLNY Variable Fund I LLC (each a "Fund," and collectively, "Funds"). Jackson and the Funds are herein individually referred to as a "Party," and collectively referred to as the "Parties."

                                    RECITALS

     WHEREAS, Jackson offers variable contracts to the retail public, and such variable contracts are sold through affiliated and unaffiliated broker-dealers and insurance agencies;

     WHEREAS, the Funds are investment companies registered with the U.S. Securities and Exchange Commission ("SEC") pursuant to the Investment Company Act of 1940, as amended ("1940 Act"), and the Securities Act of 1933, as amended;

     WHEREAS, the Funds are subject in part to the provisions of the Bank Secrecy Act, as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the USA Patriot Act ("USA Patriot Act"), and the regulations promulgated thereunder and have established an anti-money laundering program ("AML Program") pursuant to Section 352 of the USA Patriot Act;

     WHEREAS, Jackson is a life insurance company subject in part to the provisions of the Bank Secrecy Act, as amended by the USA Patriot Act, and the regulations promulgated thereunder and has established an AML Program pursuant to Section 352 of the USA Patriot Act;

     WHEREAS, the Funds desire to delegate to Jackson the performance of certain anti-money laundering ("AML")" functions, and Jackson desires to accept such delegation and provide the Funds "AML Services," as described in this Agreement;

     WHEREAS, shares of the Funds are sold directly to certain "Qualified Retirement Plans," and the separate accounts of Jackson and Jackson National Life Insurance Company of New York that comprise the variable contracts, the Qualified Retirement Plans and the separate accounts are the Funds' "Customers" for AML purposes, and due to the structure of such Qualified Retirement Plans and variable contracts, the Funds generally do not have access to individual Qualified Retirement Plan participant and individual contractholder information;

     WHEREAS, Jackson has access to individual Qualified Retirement Plan participant and contractholder information (including, but not limited to, information such as contractholder names, tax identification numbers, addresses, and other material non-public information), and affiliated and unaffiliated broker-dealers have access to contractholder information;

     WHEREAS, the affiliated and unaffiliated broker-dealers and insurance agencies have been integrated into Jackson's AML Program, and such broker-dealers, individually, have established AML Programs pursuant to rules of the National Association of Securities Dealers, Inc. ("NASD");

     WHEREAS, by the provision of services by Jackson for the Funds, the Parties contemplate that the use of Jackson's existing operations and economies of scale will provide cost savings and enhanced AML Services to the Funds; and

     WHEREAS, the Parties intend to prescribe reasonable fees for the provision of AML Services described herein to reflect actual costs in a fair and equitable manner.

     NOW, THEREFORE, in consideration of the premises and of the mutual promises set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

                                    ARTICLE I

                              JACKSON AML SERVICES

     SECTION 1.1 AML SERVICES. Subject to the foregoing and to the terms, conditions, and limitations of this Agreement, Jackson shall perform or provide the AML Services described herein on behalf of the Funds, as follows:

     (a) PROVISION OF AML SERVICES. Jackson shall provide AML Services and undertake to administer and operate, in accordance with the requirements of the Bank Secrecy Act, as amended by the USA Patriot Act, its implementing regulations, and applicable rules adopted thereunder, the following aspects of the Funds' AML Program including, but not limited to:

          (i)  Monitoring and reporting of receipt of cash or cash equivalents;

          (ii) Suspicious activity monitoring and reporting;

          (iii) Comparisons with governmental lists, including the U.S. Treasury Department's Office of Foreign Asset Control ("OFAC") "Specially Designated National and Blocked Persons List" ("SDN List");

          (iv) AML  education  for  appropriate   employees  of  the  Funds,  as
               requested by the Funds, and their service providers, including certain Jackson personnel;

          (v) Verifications that registered representatives (and insurance representatives) have received AML training at affiliated and unaffiliated broker-dealers; and

          (vi) Reporting and recordkeeping requirements associated with the aforementioned services.

          Jackson agrees to perform such aspects on behalf of the Funds AML Program consistent with Jackson's AML obligations as an insurance company.

     (b) REPORTING. Jackson shall promptly notify the Funds of violations or breaches of Jackson's AML Program.

     (c) CONSENT TO PERMIT ACCESS AND INSPECTION: Jackson shall permit federal examiners or other representatives of the U.S. Treasury Department's Financial Crimes Enforcement Network ("FinCEN") or the SEC to obtain information and records relating to the AML Program and to inspect Jackson for purposes of the AML Program at any time, or from time to time during business hours, to the extent required under applicable laws and regulations. Jackson shall also provide the Funds with reasonable assistance necessary for the Funds to assure compliance with the AML Program and its related provisions, including access to information and records relating to compliance with the AML Program.

     (d) RULE 38A-1 COMPLIANCE AND REVIEWS. Jackson shall cooperate fully with the Funds so as to meet the Funds' obligations under its compliance program, as established pursuant to Rule 38a-1 under the 1940 Act, including any reviews of Jackson's AML Program. In addition, Jackson shall cooperate fully with the Funds in the provision of any data, reports, and responses to any inquiry, request for information, inspection or audit by the SEC or FinCEN.

     SECTION 1.2 OTHER AML RELATED SERVICES. The AML Services shall include the availability of any and all such Jackson facilities and staff as reasonably necessary to perform the AML Services described in Section 1.1 herein, including, without limitation, data processing equipment, office facilities (whether owned or leased) and communications equipment. Jackson may also provide other AML related services and assistance to the Funds, as reasonably required or requested and as agreed to from time to time by the Parties.

                                   ARTICLE II

                              PROVISION OF SERVICES

     SECTION 3.1 CAPACITY OF PERSONNEL AND STATUS OF FACILITIES. Whenever Jackson utilizes its personnel to perform services for the Funds pursuant to this Agreement, such personnel shall at all times remain employees of Jackson subject solely to its direction and control, and Jackson shall alone retain full liability for their compensation, employee benefits, payroll deductions and legally required employer contributions and withholding tax obligations.

     No facility of Jackson used in performing services for or subject to use by the Funds pursuant to this Agreement shall be deemed to be transferred, assigned, conveyed, or leased to the Funds by performance, use, or otherwise.

     SECTION 3.2 STANDARD OF CARE IN RENDERING SERVICES. Jackson and the Funds agree to use their best efforts and shall devote such time, as it deems necessary or appropriate for the full performance of its duties and obligations under the Agreement. In providing any services hereunder which require the exercise of judgment by either party, Jackson and the Funds shall perform such services in accordance with standards and guidelines established by the other Party and communicated in writing. Notwithstanding any provisions of this Agreement to the contrary, each Party shall refrain from acting in any manner that would cause the other Party to breach its obligations to its clients or to violate any requirement of applicable law and/or regulation. Each Party shall promptly notify the other if it receives formal or informal notice, or otherwise becomes aware in any respect, that the Funds, Jackson or any person associated with the Funds or Jackson is or may be subject of any non-routine inquiry, audit, investigation, suit, or proceeding of any governmental or self regulatory agency arising out of the activities associated with this Agreement, or is or may be named as a defendant or party to any suit, arbitration or court proceeding brought by a client arising out of the activities associated with this Agreement.

     SECTION 3.3 CONTROL. The performance of Jackson under the Agreement with respect to the business and operations in connection with Jackson's AML Services shall at all times be subject to the direction and control of the Jackson's Board of Directors and its designated authorized representatives. The performance of the Funds under the Agreement with respect to the business and operations in connection with the AML Services shall at all times be subject to the direction and control of the Funds' Board of Managers/Trustees and its designated authorized representatives. The performance of services by Jackson and the Funds pursuant to this Agreement shall in no way impair the absolute control of the business and operations of Jackson and the Funds by their respective Boards and management. Jackson and the Funds shall act hereunder so as to assure the separate operating and corporate identities of Jackson and the Funds.

                                   ARTICLE IV

                                 EFFECTIVE TERM

     SECTION 4.1 EFFECTIVE TERM. This Agreement shall be effective beginning September 1, 2006 and shall remain in effect until terminated pursuant to
Section 10.2 below ("Effective Term").

                                    ARTICLE V

                                FEES AND PAYMENTS

     SECTION 5.1 FEES. The Funds agree to pay Jackson for the AML Services pursuant to this Agreement, including, but not limited to, reimbursements for all direct and directly allocable expenses, reasonably and equitably determined to be attributable to the Funds by Jackson, plus a reasonable charge for direct overhead, the amount of such charge for overhead to be agreed upon in writing by the Parties from time to time ("Funds Fees" or "Fees"), as set forth on Exhibit A attached hereto, and as described herein.

     SECTION 5.2 DETERMINATION OF FEES AND COST ANALYSIS. Jackson shall perform a cost analysis at least annually to determine, as closely as possible, the actual cost of the AML Services it provides to the Funds. Jackson shall forward to the Funds the information developed by such analysis, and such information shall be used as a basis for the future Funds Fees.

     SECTION 5.3 PAYMENT. Within sixty (60) days of the beginning of each calendar year, Jackson and the Funds shall agree upon for the upcoming year Funds Fees that the Funds will pay to Jackson for AML Services. The Fees shall be based on the preceding year's Funds Fees and any foreseeable change. Beginning in January of each year during the Effective Term of this Agreement, the Funds shall pay Jackson on or before the 15th of each month 1/12 of the Funds Fee for that year. If during a calendar year the Parties agree to an adjustment of either, the Funds Fee will be adjusted accordingly, and the amount of the Funds' remaining monthly payments to Jackson for that year will be recalculated to an amount equal to the unpaid balance of the adjusted Funds Fees divided by the number of remaining monthly payments.

     SECTION 5.4 SETTLEMENT ON TERMINATION. No later than ninety (90) days after the end of the Effective Term, each Party shall deliver to the other Party a detailed written statement for all Fees not included in any previous statement through the end of the Effective Term. The amount owed or to be refunded, respectively, hereunder shall be due and payable within thirty (30) days of receipt of such statement.

                                   ARTICLE VI

                                  RECORDKEEPING

     SECTION 6.1 OTHER RECORDS AND DOCUMENTS. All other books, records, and files related to the AML Services, as established and maintained by Jackson or the Funds by reason of their performance of its obligations under this Agreement which, absent this Agreement, would have been held by the other Party, shall be deemed the property of the other Party, and shall be subject to examination at all times by the other Party and its authorized representatives or any governmental agency having jurisdiction. Further, a Party shall immediately notify the other Party of any regulatory requests to inspect and review such books, records, and files related to the AML Services.

                                   ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES

     SECTION 7.1 REPRESENTATIONS AND WARRANTIES OF THE PARTIES. Jackson and the Funds each represents and warrants to the other that:

     (a) It is duly organized and in good standing under the laws of the jurisdiction under which such Party is incorporated or organized, and has the power and authority to enter into the Agreement;

     (b)  It is in compliance  with all applicable AML and currency  transaction
          reporting  laws,  regulations,   rules  and  government  guidance  and
          economic sanctions programs administered by OFAC;

     (c) The execution, delivery, and performance of the Agreement has been properly authorized by all necessary corporate or other action of the board of directors or other similar governing committee or body of such Party;

     (d) The Agreement constitutes the valid and binding obligation of the Party executing it which is enforceable according to its terms (subject to the effect, if any, of laws relating to insolvency, bankruptcy, reorganization, or similar laws affecting the enforcement of creditors' rights, or by equitable principles relating generally to enforcement); and

     (e) The execution, delivery, and performance of the Agreement will not breach, contravene, violate, or conflict with the terms of any organizational documents under which the Party is organized, any material agreement to which the Party is subject, or any applicable law to which the Party or any affiliate thereof is or may be subject.

                                  ARTICLE VIII

                                 INDEMNIFICATION

     SECTION 8.1 INDEMNIFICATION. Each Party hereto (each, an "Indemnifying Party"): (a) shall indemnify and hold harmless the other Party hereto (each, an "Indemnified Party"), to the full extent lawful, from and against any and all damages, losses, costs, expenses, and liabilities ("Losses") for which such Indemnified Party may become liable as a result of any pending or threatened suit, claim, action, or proceeding, or otherwise (a "Claim"), whether such Claim proceeds to judgment or is settled or otherwise brought to a conclusion, to which such Indemnified Party is or may become subject by virtue of breach of any provision of the Agreement, or material violation of applicable law, by the Indemnifying Party in connection with this Agreement; and (b) shall reimburse each such Indemnified Party for all legal or other expenses reasonably incurred by such Indemnified Party in connection with any such Claim; provided, however, that no such Party shall be indemnified or reimbursed under the foregoing provisions to the extent that in the final non-appealable judgment of a court of competent jurisdiction such Claim or Loss is found to have arisen from such
Indemnified Party's fraud, intentional or willful misconduct, or gross negligence, in the performance of its duties or obligations hereunder. The indemnification provided for in this Section 8.1 represents the full extent of liability that each Party hereto shall have to the other Party for any Loss or Claim arising in connection with this Agreement, except that this Section 8.1 in no way limits any rights the Parties may have against the other Party for the Fees payable under the Agreement pursuant to Article V of this Agreement.


                                   ARTICLE IX

                         CONFIDENTIALITY OF INFORMATION

     SECTION 9.1 CONFIDENTIALITY. Neither Party will disclose Confidential Information to any person or entity other than their respective Representatives or use Confidential Information other than in connection with their activities under this Agreement, unless and to the extent: (a) if the Confidential Information relates to a Party or an affiliate thereof, such Party otherwise agreed in writing to such usage; or (b) if the Confidential Information relates to a client or prospective client of a Party or an affiliate, such client and such Party or affiliate otherwise agrees in writing to such usage.

     "CONFIDENTIAL INFORMATION" relating to any person or entity means all information concerning the identity of, and the finances, business, operations, prospects, procedures, or relationships relating to such person or entity, which is received verbally or in writing by a Party from the other Party, unless and to the extent such information either becomes generally available to the public other than through disclosure by the receiving Party or becomes available to the receiving Party on a non-confidential basis from a person other than the other Party, who to the receiving Party's knowledge, is not prohibited from disclosing the information. Without limitation of the foregoing, Jackson agrees to keep the identity of each client and all information of any nature relating to each client confidential and shall use such information only for the purposes set forth in this Agreement and not otherwise. "Representatives" of a Party means its directors, officers, employees, attorneys, agents, and other representatives that are designated and provided in writing from time to time to the other party upon request of the other party.

     SECTION 9.2 EXCEPTIONS. Notwithstanding Section 9.1 herein, either Party may disclose Confidential Information to the extent required by applicable law or at the request of any regulatory or supervisory authority having jurisdiction over that Party.

     SECTION 9.3 CONFIDENTIALITY OF SUSPICIOUS ACTIVITY REPORTS. Neither Party nor its Representatives shall disclose that a Suspicious Activity Report has been filed or provide any information that would disclose that a report has been prepared or filed, except where such disclosure is permitted under 31 C.F.R. ss. 103.15(d).


                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

     SECTION 10.1 RIGHT TO CONTRACT WITH THIRD PARTIES. Nothing herein shall be deemed to grant either Party an exclusive right to provide services to the other Party, and each Party retains the right to contract with any third party, affiliated or unaffiliated, for the performance of services or for the use of facilities as are available to or have been requested pursuant to this Agreement. Nothing herein shall be deemed to prohibit either Party from providing any or all of the Services to be provided under this Agreement to other persons, whether or not affiliated with Jackson or the Funds.

     SECTION 10.2 TERMINATION AND MODIFICATION. This Agreement shall remain in effect until terminated by either Jackson or the Funds upon giving thirty (30) days or more advance written notice. Upon termination, each Party shall promptly deliver to the other Party all books and records that are, or are deemed by this Agreement to be, the property of the other Party.

     SECTION 10.3 INDEPENDENT CONTRACTOR STATUS. In rendering the Services hereunder, each Party shall act as an independent contractor, and any duties of either Party arising hereunder shall be owed exclusively to the other Party.

     SECTION 10.4 FORCE MAJEURE. If any condition beyond the control of the Parties shall wholly or partially prevent the performance by either Party of its obligations hereunder, including, without limitation, any act of God or the public enemy, fire, explosion, flood, earthquake, war, riot, adverse weather conditions, breakdowns in equipment or facilities, strike, slowdown, work stoppage or other labor trouble or delays in receiving or failures to receive any permits, licenses or approvals from any governmental authority, then the Party shall be excused to the extent made necessary by such cause or condition and during the continuance thereof, and the Party shall incur no liability by reason of its failure to perform the obligations so excused. Such cause or condition shall not, however, relieve either Party of the obligation to pay the Fees due for the Services rendered prior to such stoppage.

     SECTION 10.5 ASSIGNMENT. This Agreement and any rights pursuant hereto shall be assignable only upon the written consent of the Parties. Except as and to the extent specifically provided in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto or their respective legal successors any rights, remedies, obligations or liabilities, or to relieve any person other than the Parties hereto or their respective legal successors from any obligations or liabilities that would otherwise be applicable. This Agreement shall be binding upon, extend to and inure to the benefit of the Parties hereto and each of their respective legal successors and assigns . SECTION 10.6 NO PARTNERSHIP OR JOINT VENTURE. The Parties are not, and shall not be deemed to be, partners or joint venturers with each other solely by reason of this Agreement.

     SECTION 10.7 GOVERNING LAW. This Agreement and the rights and obligations of the Parties hereunder shall be governed by and construed and interpreted in accordance with the law of the State of Michigan.

     SECTION 10.8 ARBITRATION. In the event of any irreconcilable dispute between the Parties, such dispute shall be submitted to arbitration. Either Party may submit the dispute to arbitration by notifying the other of its submission and naming its representative in arbitration. The other Party shall name its representative in arbitration within thirty (30) days after receiving such notice. Each such representative of the Parties shall nominate three persons to serve as umpire. The umpire shall be chosen by drawing lots after each representative has rejected two of the nominees named by the opposing representative. The representatives and umpire shall be disinterested insurance company executives. The arbitration shall be relieved from judicial formalities including but not limited to rules of evidence. The arbitration decision shall be final and binding upon the Parties. Each Party shall bear the expense of its own representative and one-half the other expenses of the arbitration proceedings. The arbitration, if any, shall take place in Lansing, Michigan, unless otherwise mutually agreed by the Parties.

     SECTION 10.9 NOTICE. All notices, statements or requests pursuant to this Agreement shall be deemed to have been duly made when delivered by hand to an officer of the other Party, deposited with the U.S. Postal Service as first-class certified or registered mail with postage prepaid or a nationally recognized overnight courier service, or transmitted by facsimile to:

     (a) If to Jackson to: Jackson National Life Insurance Company 1 Corporate Way Lansing, Michigan 48951 FAX: (517) 706-5517 Attention: General Counsel

     (b) If to the Funds to: 1 Corporate Way Lansing, Michigan 48951 FAX: (517) 702-2434 Attention: Andrew B. Hopping, President


     SECTION 10.10 ENTIRE AGREEMENT. This Agreement expresses the entire Agreement between the Parties, there being no representation, warranty or other agreement not herein expressly set forth or provided for. No amendment, supplement or other modification of this Agreement shall be binding on the Parties unless made in writing and executed by all of the Parties hereto.

     SECTION 10.11 SEVERABILITY. Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     SECTION 10.12 SECTION HEADINGS. Section headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     SECTION 10.13 COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.


     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in duplicate by their respective officers duly authorized as of the date and year first above written.


JACKSON NATIONAL LIFE INSURANCE COMPANY

By: /s/ Russ Peck
Name:  Russ Peck
Title: Vice President


JNL SERIES TRUST
By: /s/ Mark D. Nerud
Name: Mark D. Nerud
Title: CFO


JNL VARIABLE FUND LLC

By: /s/ Mark D. Nerud
Name: Mark D. Nerud
Title: CFO


JNLNY VARIABLE FUND I LLC

By: /s/ Mark D. Nerud
Name: Mark D. Nerud
Title: CFO

                                    EXHIBIT A

                                FEES AND EXPENSES

-------------------------------------------- ----------------------------------
Fee for AML Services (2006)                  $400
-------------------------------------------- ----------------------------------